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                                                                    Exhibit 23.6



              Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement No. 333-62931 (Form S-3) of Intermedia Communications Inc. of our report, which contains an explanatory paragraph relating to the changing of the method of accounting for Shared Technologies Fairchild Inc.'s investment in one of its subsidiaries, dated March 1, 1996, except for Note 1, as to which the date is March 13, 1996, on our audits of the consolidated statements of operations, stockholders' equity and cash flows of Shared Technologies Fairchild Inc. for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts".


                                      /s/ Rothstein, Kass & Company, P.C.


Roseland, New Jersey

January 26, 1999